Exhibit 99.2

NEWS RELEASE

142 WEST 57TH STREET NEW YORK, N.Y. 10019

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES FISCAL YEAR 2004

THIRD QUARTER EARNINGS

NEW YORK, NEW YORK, November 10, 2004 – AnnTaylor Stores Corporation (NYSE: ANN) announced today net income for the third quarter ended October 30, 2004 of $14,245,000, or $0.20 per share on a diluted basis (on an average of 71.6 million shares outstanding), compared to net income of $30,305,000, or $0.42 per share on a diluted basis (on an average of 74.0 million shares outstanding) in the third quarter of fiscal 2003. Fiscal 2003 third quarter earnings per share and shares outstanding have been restated for the effect of the 3-for-2 stock split that occurred in May 2004.

As previously reported, total net sales for the third quarter of fiscal 2004 were $460,365,000, up 16.0 percent from $396,807,000 in the third quarter of fiscal 2003. By division, third quarter net sales were $199,615,000 for Ann Taylor, down from $207,077,000 for the same period last year, and $215,447,000 for Ann Taylor Loft, up from $157,023,000 for the same period last year. Comparable store sales for the third quarter of fiscal 2004 increased 1.4 percent, compared to a comparable store sales increase of 6.2 percent for the third quarter of fiscal 2003. Comparable store sales by division for the quarter were down 4.2 percent for Ann Taylor compared to a 1.9 percent increase last year, and up 9.2 percent for Ann Taylor Loft compared to a 13.4 percent increase last year.

Ann Taylor Chairman J. Patrick Spainhour said, “We are thrilled with the performance of Ann Taylor Loft, which in October delivered its 19th consecutive month of positive comparable store sales and enjoyed strong full-price sales in the third quarter. We expect Loft’s fourth quarter comparable store sales to be mid single-digit positive.”

Mr. Spainhour continued, “The Ann Taylor division did not meet our expectations for the third quarter, which resulted in higher than anticipated promotional activity and a corresponding negative impact on gross margin and earnings. Our fourth quarter is primarily about gift-giving, and we have evolved last year’s successful gift-giving strategy, rolling it out to more stores and launching a more colorful and joyful marketing campaign designed to resonate with our client’s mindset this time of year.”

“We currently expect fourth quarter comparable store sales to be in the low single-digit positive range, with Ann Taylor expected to be flat to low single-digit negative. We estimate fourth quarter earnings per share in the range of $0.28 - $0.32 on a diluted basis. Full year guidance is now in the range of $1.32 - $1.36 per share on a diluted basis.”

Total inventory levels at cost at the end of the third quarter of fiscal 2004 were up 12 percent on a per square foot basis compared to last year. By division, inventory levels at cost on a per square foot basis were up approximately 19 percent for Ann Taylor and up approximately 7 percent for Ann Taylor Loft. The increase at Ann Taylor was due to lower than anticipated sales as well as planned increases in in-store inventory.

Gross margin, as a percentage of net sales, decreased to 51.0 percent in the third quarter of fiscal 2004, compared to 57.7 percent in the third quarter of fiscal 2003. The decrease in gross margin as a percentage of net sales was primarily due to increased promotional activity at Ann Taylor.

Selling, general and administrative expenses during the third quarter of fiscal 2004 were $211,470,000, or 45.9 percent of net sales, compared to $177,356,000, or 44.7 percent of net sales, for the same period last year. The increase in selling, general and administrative expenses as a percentage of net sales was primarily due to higher marketing costs, partially offset by a decrease in the provision for management performance bonus.

ANNTAYLOR    2

Operating profit was 5.1 percent of net sales in the third quarter of fiscal 2004, compared to 13.0 percent of net sales in the third quarter of last year.

During the third fiscal quarter, the Company opened four Ann Taylor stores, 35 Ann Taylor Loft stores and two Ann Taylor Factory stores. Additionally, one existing Ann Taylor store was closed. The total store count at the end of the third quarter was 727, comprised of 358 Ann Taylor stores, 333 Ann Taylor Loft stores, and 36 Ann Taylor Factory stores.

Total store square footage increased 14.5 percent to 4,125,000 square feet as of October 30, 2004, from 3,603,000 square feet at the end of the third quarter of fiscal 2003. Total square footage by division at the end of the third quarter was 1,867,000 square feet for Ann Taylor and 1,947,000 square feet for Ann Taylor Loft.

For the fiscal year-to-date period ending October 30, 2004, the Company’s net income was $76,224,000, or $1.05 per share on a diluted basis (on an average of 73.7 million shares outstanding), compared to net income of $69,410,000, or $0.99 per share on a diluted basis (on an average of 72.7 million shares outstanding) for the same period last year. Fiscal 2003 year-to-date earnings per share and shares outstanding have been restated for the effect of the 3-for-2 stock split that occurred in May 2004.

Fiscal year-to-date net sales totaled $1,366,245,000, up 19.9 percent from $1,139,031,000 for the fiscal year-to-date period ended November 1, 2003. By division, net sales for the fiscal year-to-date period were $634,700,000 for Ann Taylor compared to $624,441,000 last year, and $609,375,000 for Ann Taylor Loft compared to $416,954,000 last year. Comparable store sales for the fiscal year-to-date period increased 6.6 percent over the same period last year. Comparable store sales by division were up 0.2 percent for Ann Taylor and up 16.7 percent for Ann Taylor Loft.

Gross margin as a percent of net sales for the fiscal year-to-date period ending October 30, 2004 was 54.0 percent, compared to 54.5 percent for the same period last year.

Selling, general and administrative expenses as a percentage of net sales increased to 44.7 percent for the fiscal 2004 year-to-date period compared to 44.1 percent for the same period last year. The increase in selling, general and administrative expenses as a percentage of net sales was primarily due to higher marketing costs, partially offset by increased leverage on fixed expenses as a result of higher comparable store sales.

During the third quarter of fiscal 2004, the Company repurchased 2,540,000 shares of its common stock at a cost of approximately $60,000,000, bringing the total repurchased during fiscal 2004 to 4,690,000 shares. To date, the Company has utilized approximately $50,000,000 of the $100,000,000 authorized by its Board of Directors on August 10, 2004.

ANNTAYLOR    3

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 727 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

— Tables Follow —

ANNTAYLOR    4

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended October 30, 2004 and November 1, 2003

(unaudited)

	Quarters Ended		Nine Months Ended
	Oct. 30, 2004	Nov. 1, 2003	Oct. 30, 2004	Nov. 1, 2003
	(in thousands except per share amounts)
Net sales	$460,365	$396,807	$1,366,245	$1,139,031
Cost of sales	225,359	168,031	628,041	518,679

Gross margin	235,006	228,776	738,204	620,352
Selling, general and administrative expenses	211,470	177,356	610,917	502,634

Operating income	23,536	51,420	127,287	117,718
Interest income	1,290	803	3,586	2,268
Interest expense	464	1,716	3,213	5,084

Income before income taxes	24,362	50,507	127,660	114,902
Income tax provision	10,117	20,202	51,436	45,492

Net income	$14,245	$30,305	$76,224	$69,410

Basic earnings per share of common stock	$0.20	$0.45	$1.10	$1.05

Weighted average shares outstanding (000)	70,354	67,046	69,564	66,383

Diluted earnings per share of common stock	$0.20	$0.42	$1.05	$0.99

Weighted average shares outstanding, assuming dilution (000)	71,556	74,015	73,738	72,674

Number of stores open at beginning of period	687	603	648	584
Number of stores opened during period	41	36	81	57
Number of stores expanded during period*	1	1	2	5
Number of stores closed during period	1	—	2	2

Number of stores open at end of period	727	639	727	639
Total store square footage at end of period	4,125,000	3,603,000

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR    5

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

October 30, 2004 and January 31, 2004

(unaudited)

	October 30, 2004	January 31, 2004
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$188,732	$337,087
Accounts Receivable	20,197	12,476
Merchandise inventories	287,990	172,058
Prepaid expenses and other current assets	75,401	55,747

Total current assets	572,320	577,368
Property and equipment, net	286,636	265,569
Goodwill	286,579	286,579
Deferred financing costs, net	1,473	4,886
Other assets	12,138	17,471

Total assets	$1,159,146	$1,151,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,727	$52,170
Accrued expenses	115,115	109,450

Total current liabilities	178,842	161,620

Long-term debt, net	—	125,152
Deferred lease costs and other liabilities	35,634	34,465

Stockholders’ equity:
Common stock, $.0068 par value; 120,000,000 shares authorized; 80,050,075 and 74,198,430 shares issued, respectively	544	505
Additional paid-in capital	662,866	516,655
Retained earnings	469,514	393,926
Deferred compensation on restricted stock	(11,091)	(6,148)

	1,121,833	904,938

Treasury stock, at cost 9,564,685 and 6,131,430 shares, respectively	(177,163)	(74,302)

Total stockholders’ equity	944,670	830,636

Total liabilities and stockholders’ equity	$1,159,146	$1,151,873

ANNTAYLOR    6

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended October 30, 2004 and November 1, 2003

(unaudited)

	Nine Months Ended
	October 30, 2004	November 1, 2003
	(in thousands)
Operating activities:
Net income	$76,224	$69,410
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred compensation	6,287	2,419
Deferred income taxes	658	1,073
Depreciation and amortization	43,826	39,208
Loss on disposal or write down of property and equipment	696	724
Non-cash interest	1,745	3,277
Tax benefit from exercise of stock options	6,330	3,100
Changes in assets and liabilities:
Receivables	(7,721)	(7,209)
Merchandise inventories	(115,932)	(41,750)
Prepaid expenses and other current assets	(17,243)	(9,810)
Accounts payable and accrued expenses	17,222	41,208
Other non-current assets and liabilities, net	3,433	6,788

Net cash provided by operating activities	15,525	108,438

Investing activities:
Purchases of property and equipment	(65,590)	(54,241)

Net cash used by investing activities	(65,590)	(54,241)

Financing activities:
Common stock activity related to stock based compensation programs, net	20,576	16,176
Repurchase of common stock	(118,866)	(12,781)

Net cash provided (used) by financing activities	(98,290)	3,395

Net increase (decrease) in cash	(148,355)	57,592
Cash and cash equivalents, beginning of period	337,087	212,821

Cash and cash equivalents, end of period	$188,732	$270,413